Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 26, 2013

(Supplementing Preliminary Prospectus Dated September 16, 2013)

Registration Statement No. 333-190823

VIOLIN MEMORY, INC.

18,000,000 Shares

Common Stock

(excluding 2,700,000 shares to cover over-allotments)

This free writing prospectus relates to the shares of common stock of Violin Memory, Inc. (the “Company”) and should be read together with the preliminary prospectus (the “Preliminary Prospectus”) dated September 16, 2013, included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-190823) of the Company, relating to the initial public offering of its common stock (the “Offering”). The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1407190/000119312513367186/d366503ds1a.htm

The following information supplements, updates and amends the information contained in the Preliminary Prospectus to reflect that the number of shares that the underwriters have reserved for sale at the Company’s request at the initial public offering price to some of the Company’s directors, officers, employees, advisors, partners, dealers, business associates and related persons has been increased from 720,000 shares, or 4.0% of the total shares being offered in the Offering, to 1,500,000 shares, or 8.33% of the total shares being offered in the Offering. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by the Preliminary Prospectus. Any reserved shares sold to the Company’s directors and officers will be subject to a lock-up agreement.

Violin Memory, Inc. has filed a registration statement including the Preliminary Prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents Violin Memory, Inc. has filed with the SEC for more complete information about Violin Memory, Inc. and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus related to the offering may be obtained from J.P. Morgan, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 866-803-9204; Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; and BofA Merrill Lynch, 222 Broadway, New York, New York, 10038, Attn: Prospectus Department or email: dg.prospectus_requests@baml.com.